Exhibit 10.11

DRAFT FOR DISCUSSION PURPOSES

May 13, 2010

Thomas M. O’Flynn

Dear Tom:

On behalf of BrightSource Energy, Inc. (the “Company”), it is my pleasure to invite you to serve as a member of the Board of Directors of BrightSource Energy, Inc. (the “Board”), subject to your election by the Company’s shareholders. Either you or the Company’s shareholders may terminate this relationship at any time and for any reason.

Duties and Responsibilities. In performing your duties and responsibilities, we expect that you will attend and participate in approximately four Board and associated Committee meetings annually, as applicable, one of which will typically be held at our offices in Jerusalem, Israel (the “Services”). We also expect that you will attend such additional meetings that business needs may require from time to time, including attending additional meetings in Jerusalem, Israel.

Board Fees. In connection with your performance of the Services, the Company will pay you for your Services based on the following current Board Approved schedule of fees and Equity LTI for the applicable Services that you are requested to provide:

• Annual Retainer:
Board of Directors Member	$20,000
Annual Equity LTI Target	$34,000
• Fees for In Person Meeting Attendance:
Board of Directors	$1,500
Member of Audit Committee	$1,250
• Fees for Telephonic Meeting Attendance:
Board of Directors Member	$750
Audit Committee (Chair or Member)	$750

Stock Option Grant. In connection with the commencement of your Services, and as applicable annually thereafter consistent with the Company’s then current outside director compensation program, while you are performing the Services the Company will recommend that

1999 Harrison Street, Suite 2150 • Oakland, Ca 94612 • Telephone: 510-550-8161 • Fax: 510-550-8165 Email: info@brightsourceenergy.com • Website: www.brightsourceenergy.com the Board of Directors grant you an option to purchase shares of the Company’s Common Stock (“Option Shares”) having a Black-Scholes valuation (as determined by the Company in its sole discretion) equal to your annual Equity LTI target. The Option Shares will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant. These Option Shares will vest monthly at a rate of 1/24 of the total number of Option Shares starting on the Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above, for purposes of your initial grant of Option Shares) for 24 months. Vesting will depend upon your continued Services with Company. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company. The Company reserves the right to grant you other forms of equity-based compensation in lieu of Option Shares having the same grant value.

Service Related Expenses. The Company will reimburse you for necessary and reasonable expenses incurred in the course and scope of performing the Services, consistent with the Company’s standard Expense Reimbursement policy and subject to reasonable evidence that the amount involved was expended for and related to the Services.

Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of Services with the Company is contingent upon your signing and returning the Company’s standard Consultant Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) prior to your Start Date, a copy of which is enclosed for your review and signature.

No Conflicting Obligations. You represent to the Company that your performance of the Services will not breach any other agreement to which you are a party and that you have not, and will not during the term of your Services for the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to use or disclose to any person associated with the Company, any confidential or proprietary information belonging to another person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Taxes. The Company is not providing you and will not provide you tax advice. All taxes in connection with the Services are solely your responsibility.

Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your Services and supersedes all prior agreements and discussions between us. This letter will be governed by the laws of the State of California without regard to its conflicts of law provisions.

Once again, we are delighted to extend you this offer. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before May     , 2010 and is subject to your election to the Board by the Company’s shareholders.

Very truly yours,		ACCEPTED AND AGREED:

BRIGHTSOURCE ENERGY, INC.		THOMAS M. O’FLYNN

By:	/s/ John Woolard	/s/ Thomas M. O’Flynn
Title:	John Woolard President & CEO	Signature

May 25, 2010
Date:	Aug 6, 2010	Date